EXHIBIT 10.6

2010 Employment Agreements

We have entered into new employment agreements with the named executive officers effective January 1, 2010.  The agreements expire on December 31, 2010, unless otherwise extended by the mutual consent of the parties.  The compensation committee recommended, and the board approved and authorized, the terms and conditions of the new employment agreements for 2010 to emphasize the importance of the company performing well relative to peers while maintaining individual incentives for executives by basing a portion of the award on an evaluation of each named executive’s individual performance.  Under the new employment agreements, base compensation has been amended to include both a cash and a non-cash component.  The cash component consists of base salary, with each named executive entitled to receive an amount equal to 110% of the executive’s 2009 base salary.  The non-cash component consists of deferred compensation in the form of restricted shares of our common stock to be granted on July 1, 2010 with a value on the date of grant of approximately 5% of the executive’s 2010 base salary.  These restricted shares of common stock vest at a rate of 20% per year on the anniversary date of the grant; however, the recipient of each share of restricted stock is the record owner of the share and thus may vote the share and receive any distributions paid on the share.  Vesting is accelerated upon the executive’s death, disability, approved retirement, or upon a change of control, as defined in the employment agreements, as further described in the section captioned “2010 Potential Payments upon Termination or a Change of Control.”

The 2010 employment agreements do not provide for any minimum, non-discretionary incentive awards, any bonus opportunities if the Company performs below the “target” level of performance, or any stock option awards.  Thus, under the new employment agreements, the named executives are eligible to receive incentive awards of cash and restricted stock only, and each executive will receive an incentive award only if we achieve at least a “target” level of performance in one of the two company performance metrics or the executive achieves certain personal goals previously agreed to by the executive and the compensation committee or Mr. Zalatoris, as the case may be.  For fiscal year 2010, we will be considered to have met at least a “target” level of performance with respect to FFO growth or Total Shareholder Return if we achieve positive growth in either metric and perform at least as well as the median performance of the companies in the NAREIT Index with respect to that metric.

The compensation committee believes that executive compensation should motivate executives to obtain the most value for our shareholders.  By linking incentive compensation not only with FFO growth, as was the case under the previous employment agreements, but also with our Total Shareholder Return, the compensation committee believes that incentive compensation will more closely align the interests of our executives with those of our shareholders than if incentive compensation was linked to FFO growth alone.  The committee believes that utilizing both criteria will motivate our named executive officers to strive to achieve current improvements in performance as measured by FFO as well as to create longer-term value for our stockholders that may ultimately be reflected in some combination of a higher market price for our common stock or larger distributions.  Utilizing both performance metrics, as opposed to just one or the other, may allow for some award when using one metric alone would have left an executive without an award for reasons beyond his or her control or the control of the Company.  For example, there might be years in which our stock price is influenced by factors beyond our performance or years in which a decision that is good for the long-term health of the Company may result in FFO growth that is lower than it otherwise would have been in the absence of that decision.  The committee believes that using both metrics will motivate executives to give a more balanced consideration to both the Company’s short-term performance and long-term health without being entirely subject to downward movements in the broader stock market or other developments unrelated to our performance that nevertheless may negatively influence our stock price.  Diversifying the metrics used to measure performance will also provide a more fair way of allocating incentive compensation by reducing the impact of a random or anomalous decrease in a given year in either FFO or Total Shareholder Return, which decrease might otherwise have resulted in no incentive award to a named executive officer who may nonetheless have made decisions and taken actions that were the best he or she could have made and taken under the circumstances.

The committee also believes that the executives have a greater incentive to perform well if a portion of their compensation is tied directly to their individual performance and not dependent upon our overall performance.  Whereas under the employment agreements governing fiscal years 2008 and 2009, our performance dictated the amount of the cash and restricted stock incentive award opportunities, and each executive’s performance dictated the amount of the opportunity that was actually awarded, for fiscal year 2010, the executive’s performance is a separate basis for awarding cash and restricted stock.  Thus, for 2010, each executive who achieves personal goals agreed to by the executive and Mr. Zalatoris or the compensation committee, as the case may be, will be entitled to receive an award of cash and restricted stock, regardless of our level of performance.

Determining Compensation under the 2010 Employment Agreements.

The compensation committee believes that our culture and objectives and the responsibilities we ascribe to our named executive officers are the most important elements to consider when determining how to award compensation.  In setting the formulas for compensation included in the agreements governing employment during fiscal year 2010, our compensation committee considered, among other things, compensation paid by us historically to our named executive officers.  Members of the committee met with, and considered the recommendations of, Mr. Zalatoris and other directors and also met in the absence of management to discuss compensation under the 2010 employment agreements.  Both our management and our compensation committee also reviewed surveys of industry compensation practices, such as the 2009 NAREIT Compensation Survey, to provide them with relevant market data and informally compare the compensation paid to our named executive officers with that paid by other REITs in the retail sector, and by all REITs with a total capitalization of between $1 billion and $2.99 billion and between 50 to 199 full-time employees.  The compensation committee and management used the survey data to obtain a general understanding of current compensation practices and as a general reference.  The compensation committee did not know the identity of the specific companies participating in the survey.  Neither the compensation committee nor management tied their respective recommendations regarding compensation to any particular multiple or other metric presented in the survey data.

The following table reflects, for each element of compensation, where the named executive officers’ compensation for 2010 assuming a “target” level of performance falls as a percentage of the median within the range of companies used as general reference points (i.e., companies with total capitalization between $1 billion and $2.99 billion and number of full-time employees between 50 and 199):

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INLAND REAL ESTATE CORPORATION COMPENSATION FOR 2010 AS PERCENTAGE OF MEDIAN COMPENSATION OF COMPANIES PARTICIPATING IN THE NAREIT 2009 COMPENSATION AND BENEFITS SURVEY
COMPANIES WITH TOTAL CAPITALIZATION BETWEEN $1B - $2.99B
	NAREIT Median Base Salary	NAREIT Median Total Annual Cash Compensation*(1)	NAREIT Median Long-Term Incentive Award Value*	NAREIT Median Total Remuneration*
CEO	96%	75%	18%	57%
CFO	113%	93%	26%	72%
General Counsel	114%	99%	55%	95%
Senior Vice President, Portfolio Management	114%	96%	32%	100%
Vice President, Transactions	158%	138%	92%	133%
COMPANIES WITH BETWEEN 50-199 FULL-TIME EMPLOYEES
	NAREIT Median Base Salary	NAREIT Median Total Annual Cash Compensation*(1)	NAREIT Median Long-Term Incentive Award Value*	NAREIT Median Total Remuneration*
CEO	96%	54%	16%	42%
CFO	110%	75%	20%	58%
General Counsel	112%	89%	25%	82%
Senior Vice President, Portfolio Management	114%	85%	19%	57%
Vice President, Transactions	116%	66%	24%	50%

*

The figures in these columns assume that the company will achieve a “Target” level of performance for 2010 and that each of the named executive officers will receive the full discretionary portion of his or her annual cash and restricted stock awards.

(1)

For purposes of this column, “total annual cash compensation” includes, in addition to the cash incentive award described in the above footnote, the named executive officer’s base compensation, including the portion of base compensation payable in restricted stock.

Determining Our Level of Performance under the 2010 Employment Agreements.

The total award opportunity available to each named executive officer for the fiscal year ending December 31, 2010, depends upon performance relative to the NAREIT Index as measured by both:  (i) the growth rate in our FFO and (ii) our Total Shareholder Return.  Under the employment agreements, we will be treated as achieving: (1) a “target” level of performance if the measure in question is both positive and equal to or greater than 100%, but less than 135%, of the median for the NAREIT Index for 2010; and (2) a “high” level of performance if the measure is both positive and equal to or greater than 135% of the median for the NAREIT Index for 2010.

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Cash Incentive Award Available to Each Named Executive Officer for 2010

Each named executive officer has a right to earn a cash incentive award in an amount equal to a percentage of his or her base salary for 2010.  The percentage will be the sum of three components.  The first component, as set forth below, will depend upon our level of performance for 2010 as measured by the growth rate in our FFO:

Level of Company	First Component (FFO Performance) of Cash Incentive Award (As Percentage of 2010 Base Salary)
Performance	Mark Zalatoris	Other Executives

Target	7%	5%
High	14%	10%

The second component, as set forth below, will depend upon our level of performance for 2010 as measured by the growth rate in our Total Shareholder Return relative to the median total shareholder return of the companies included in the NAREIT Index:

Level of Company	Second Component (Total Shareholder Return) of Cash Incentive Award (As Percentage of 2010 Base Salary)
Performance	Mark Zalatoris	Other Executives

Target	7%	5%
High	14%	10%

The third component will be fixed in the discretion of the compensation committee or Mr. Zalatoris based upon the named executive officer achieving the personal goals agreed upon in advance.  The maximum possible amount of the third component are set forth immediately below.

Third Component (Individual Performance) of Cash Incentive Award (Maximum Possible As Percentage of 2010 Base Salary)
Mark Zalatoris	Other Executives

12%	10%

The total cash incentive award will be equal to the sum of the three components.  For example, if we achieve a “target” level of performance for 2010 as measured by the growth rate in our FFO and a “high” level of performance for 2010 as measured by the growth rate in our Total Shareholder Return, and the compensation committee awards 6% for achieving some but not all personal goals, then Mr. Zalatoris will receive a cash incentive award equal to 27% of his base salary for 2010.  However, if we do not achieve at least a “target” level of performance with respect to at least one of the two components, then only the third component may be awarded to Mr. Zalatoris and the other named executive officers.  The award for the third component may range from zero to the maximum percentage reflected above and is dependent upon the achievement of personal goals.  Whether a third component is awarded and the amount of that award will be determined in the discretion of the compensation committee (with respect to Mr. Zalatoris) or Mr. Zalatoris (with respect to the other named executive officers).

Restricted Stock Incentive Award Available to Each Named Executive Officer for 2010

Each named executive officer has a right to earn a restricted stock incentive award in an amount equal to a fraction, the numerator of which is the dollar value corresponding to a percentage of the executive’s base salary in 2010, and the denominator of which is the average of the high and low trading price of our common stock as reported by the New York Stock Exchange on the date of grant.  The percentage utilized in determining the amount of the numerator will be the sum of three components.  The first component of the numerator, as set forth below, will depend upon our level of performance for 2010 as measured by the growth rate in our FFO:

Level of Company	First Component (FFO Performance) of Restricted Stock Incentive Award (As Percentage of 2010 Base Salary)
Performance	Mark Zalatoris	Other Executives

Target	8%	7%
High	15%	12%

The second component of the numerator, as set forth below, will depend upon our level of performance for 2010 as measured by the growth rate in our Total Shareholder Return:

Level of Company	Second Component (Total Shareholder Return) of Restricted Stock Incentive Award (As Percentage of 2010 Base Salary)
Performance	Mark Zalatoris	Other Executives

Target	8%	7%
High	15%	12%

The third component will be determined in the discretion of the compensation committee or Mr. Zalatoris based upon a determination of whether the named executive officer achieved the personal goals agreed upon in advance.  The third component may not exceed the maximum amount set forth below.

Third Component (Individual Performance) of Restricted Stock Incentive Award (As Maximum Percentage of 2010 Base Salary)
Mark Zalatoris	Other Executives

15%	12%

The amount of the restricted stock incentive award as measured on the date of grant will be equal to the sum of the three components.  For example, if we achieve a “target” level of performance for 2010 as measured by the growth rate in our FFO, a “high” level of performance for 2010 as measured by the growth rate in our Total Shareholder Return and the compensation committee awards the maximum amount for the achievement by Mr. Zalatoris of his personal goals, then Mr. Zalatoris will receive a restricted stock incentive award in an amount equal to 38% of his base salary for 2010 (8% reflecting “target” FFO performance plus 15% for “high” Total Shareholder Return performance plus 15% for achieving all personal goals) divided by the average of the high and low trading price of our common stock as reported by the New York Stock Exchange on the date of grant.  However, if we do not achieve at least a “target” level of performance with respect to at least one of the two components, and the compensation committee determines that Mr. Zalatoris is not entitled to the discretionary portion of his award, then he will not receive a restricted stock incentive award.  The award for the third component may range from zero to the maximum percentage reflected above.  Whether a third component is awarded and the amount of that award will be determined in the discretion of the compensation committee (with respect to Mr. Zalatoris) or Mr. Zalatoris (with respect to the other named executive officers).

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